EXHIBIT 21
                          NEPTUNE INDUSTRIES, INC.
                    LIST OF SUBSIDIARIES AT JUNE 30, 2008

                 Name                                      Tax ID
       ----------------------                         ------------------
1.     Aqua-Biologics, Inc.                              65-0873618
2.     Aqua-Biologics of Canada, Ltd. (Canada)             ------
3.     BH Holdings, Inc.                                 26-2223984
4.     Blue Heron Aquaculture, Inc.                      26-1668579
5.     Florida Aquaponics, Inc.                          26-2101574
6.     Blue Heron Aqua Farms, LLC (98%)                  65-1088977
7.     South Florida Aquaculture, Inc. (88%)             65-0634443